EXHIBIT 99.1

Hoku Receives $28.3 Million Loan from China Construction Bank

Honolulu, HI, June 30, 2010 – Hoku Corporation (NASDAQ: HOKU), a clean energy products and services company, today announced it had entered into a $28.3 million credit agreement with the New York branch of China Construction Bank, the second largest commercial bank by assets in China and the second largest bank in the world by market capitalization.  The proceeds will be used toward completion of  the development and construction of the polysilicon production plant under construction by Hoku’s subsidiary, Hoku Materials, Inc., in Pocatello, Idaho.

In May 2010, Hoku reported the receipt of $20 million in similar debt financing from China Merchants Bank.

Hoku has 90 days to borrow all $28.3 million that is available under the credit agreement, and must repay all borrowed amounts on June 14, 2012.  Loans under the credit agreement will be secured by a standby letter of credit drawn by Tianwei New Energy Holdings Co., Ltd. in Chengdu, China and issued to the New York branch of China Construction Bank, as collateral.  Tianwei New Energy Holdings Co., Ltd. currently holds approximately 60% of Hoku’s outstanding capital stock.

Interest on borrowed amounts will accrue at the three-month LIBOR rate plus 1.875%, and is payable in arrears every three months.  Hoku will pay a facility fee of $70,750 and commitment fee of 1.875% on the un-utilized amount of the credit agreement during its 90-day available period.  In addition, Hoku will reimburse Tianwei for its fees and expenses in providing the standby letter of credit.

Scott Paul, president & CEO of Hoku Corporation, said, “As we continue to advance construction of our facility and look ahead to the planned ramp up to the commercial production of polysilicon, we are very pleased to have the strong backing of both Tianwei and China Construction Bank. These funds substantially replace the prepayments formerly expected from Suntech Power, and are expected to be sufficient to commence initial commercial production runs at our polysilicon facility. ”

Qiang Ding, chairman of Tianwei New Energy Holdings Co., Ltd., said, “We are pleased by the support of China Construction Bank, and continue working very closely with the Hoku team to help ensure the success of their plant commissioning efforts.”

About Hoku Corporation

Hoku Corporation (NASDAQ: HOKU) is a diversified clean energy products and services company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials manufactures, markets and sells polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and provides related services. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information, visit www.hokucorp.com.

Hoku, Hoku Solar, and the Hoku Corporation logo are trademarks of Hoku Corporation, and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

About Tianwei New Energy Holdings Co., Ltd. and Baoding Tianwei Group Co., Ltd.

Tianwei New Energy Holdings Co., Ltd. is based in Chengdu, China, and has total combined assets of approximately 2.7 billion Yuan (US$ 400 million). The Company is a subsidiary of Baoding Tianwei Group Co., Ltd (“Tianwei Group”), a leading Chinese manufacturer of power transmission equipment and green energy products. As of December 31, 2008, Tianwei Group had 8,000 employees, total combined assets of approximately 18.5 billion Yuan (US$ 2.7 billion), annual revenue in 2008 of approximately 11.2 billion Yuan (US$ 1.6 billion), and net profits of 1.22 billion Yuan (US$ 179 million).

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements.   These forward-looking statements include statements about the construction of the polysilicon production plant of Hoku Materials, the commencement of initial commercial production runs at the plant, and the future support of Tianwei New Energy Holdings Co., Ltd. for Hoku Corporation. These statements involve known and unknown risks, uncertainties and other factors, including changes in Tianwei’s ability or willingness to support Hoku, which may cause Hoku Corporation’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Corporation’s filings with the Securities and Exchange Commission, as applicable. Except as required by law, Hoku Corporation does not assume any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

©Copyright 2010, Hoku Corporation, all rights reserved.

Contacts for Hoku Corporation:

Hoku Corporation
Tel: 808-682-7800
Email: ir@hokucorp.com

Contacts for Tianwei:

Mr. Lijun Qin
Tianwei New Energy Holdings Co., Ltd.
Tel: +86-028-6705-0188
Email: qinlijun@twnesolar.com